Sutor Technology Group Limited Reports Fourth Quarter
and Fiscal Year 2010 Financial Results

CHANGSHU, China, September 28/PRNewswire-Asia/ -- Sutor Technology Group Limited (the "Company", "Sutor") (Nasdaq: SUTR), a leading China-based manufacturer and distributor of high-end fine finished steel products and welded steel pipes used by a variety of downstream applications, today announced its financial results for the fourth quarter and fiscal year ended June 30, 2010.

Fiscal Fourth quarter results highlights:
	4Q 2010	4Q 2009	Change
Revenues (million):	$125.3	$109.8	14.1%
Gross profit (million):	$10.5	$6.3	66.7%
Net income (million):	$3.4	$1.8	88.9%
EPS:	$0.08	$0.05	60.0%

Fiscal year 2010 results highlights:
	FY2010	FY2009	Change
Revenues (million):	$478.7	$429.8	11.4%
Gross profit (million)	$32.8	$36.3	-9.6%
Net income (million)	$11.3	$18.7	-39.6%
EPS	$0.29	$0.49	-40.8%

Commenting on Sutor’s operations, Ms. Lifang Chen, Chairwoman and CEO, said, “We are pleased with our performance in the fiscal fourth quarter which demonstrated significant improvement over the same period last year. The record high annual revenues were the result of our continued effort to expand our markets despite the uncertainties during economic recovery.  In the fourth quarter sales volume increased approximately 3.9% over the same period last year. For the fiscal year, sales volume was approximately 27.1% higher than fiscal year 2009. Demand for our products remained strong as our products are extensively used in almost all major sectors of the economy. Last fiscal year was a year of consolidation and stabilization and hence we are optimistic about the overall performance in fiscal year 2011.”

Ms. Chen continued, “We are pleased to see the continued increase in annual revenue attributable to our efforts to expand market share in both domestic and overseas markets. Although the record annual revenue did not transform to increased annual net income as a result of rising production costs and increased selling expenses, the widened sales channels have laid a solid foundation to expand future sales. Additionally, we made significant efforts to differentiate ourselves from other competitors through investing in research and development. We applied for 15 patents in fiscal year 2010, two of which have been approved. As of June 30, 2010, we held 23 patents and had 36 patent applications pending and believe our R&D initiatives will enhance Sutor’s long-term competitive edge.”

“Looking to fiscal year 2011, our priority is to maximize the capacity utilization rate, especially for our 400,000 MT hot-dip galvanization production lines that began operations at the end of September 2008. While we expect lingering uncertainty regarding general economic conditions, we will focus on generating cash from operations, reducing expenses, and improving operations to grow Sutor from both the top and bottom line. In addition, we aim to take advantage of the overcapacity situation in the upstream segment of the Chinese steel industry and reduce the costs of production. Further, we plan to expand our research center to develop high-performance and high margin steel sheets and composite steel sheets to enhance our product offerings and profitability. Finally, even though we believe our current corporate transactions are transparent, we will take additional measures to further improve corporate transparency and earnings quality. We will continue to pursue our vision of becoming the largest private fine processed steel manufacturer and contribute to the on-going industrial upgrading and urbanization processes in China,” concluded Ms. Chen.

Fourth Fiscal Quarter 2010 Financial Results

Revenue.  Revenue was US$125.3 million in the fourth fiscal quarter 2010, compared to US$109.8 million revenue in the fourth fiscal quarter 2009, an increase of 14.1%. The increase was mainly due to strong sales to both domestic and international markets. Sales volume increased by approximately 3.9% in the fourth fiscal quarter 2010 to approximately 176,900 metric tons as compared to the same period last year.

Gross Profit.  Gross profit was US$10.5 million in the fourth fiscal quarter 2010, a 66.7% increase compared to US$6.3 million in the fourth fiscal quarter 2009. Gross margin was 8.4% in the fourth fiscal quarter 2010, compared to 5.7% in the fourth fiscal quarter 2009. The increase in gross margin was the result of an increase in the Company’s average selling price year-over-year.

General and Administrative Expenses. General and administrative expenses increased US$0.8 million to US$1.9 million, or 1.5% of revenue, in the fourth fiscal quarter 2010 from US$1.1 million, or about 1% of revenue, in the same period last year.

Selling Expenses. Selling expenses increased US$2.1 million to US$3.6 million, or 2.9% of revenue, in the fourth fiscal quarter 2010 from US$1.5 million, or 1.4% of revenue, in the same period last year. The increase was mainly attributable to the increase in transportation costs due to higher international sales.

Income from Operations.  Income from operations was US$5.0 million in the fourth fiscal quarter 2010, compared to US$3.6 million in the fourth fiscal quarter 2009, an increase of 38.9%.  Operating margin for the fourth fiscal quarter 2010 was 4.0%, up from 3.3% in the fourth fiscal quarter 2009.

Net Income. Net income was US$3.4 million, or US$0.08 per diluted share, for the fourth fiscal quarter 2010 compared to US$1.9 million, or US$0.05 per diluted share, for fourth fiscal quarter 2009.

Fiscal Year 2010 Results

Revenue. For the fiscal year ended June 30, 2010, revenue was US$478.7 million compared to US$429.8 million during the same period last year, an increase of 11.4%. Sales volume increased by approximately 27.1% in fiscal year 2010 to approximately 746,000 metric tons as compared to the same period last year. The increase in revenue was primarily due to increased sales from the Company’s new 400,000 MT HDG steel production lines of approximately US$99.8 million. Also benefiting revenue was the further implementation of the Chinese government’s stimulus package and the rebound of downstream industries, which led to higher demand for fine processed steel products.

On a geographic basis, revenue generated from outside of China was US$53.7 million, or 11.2% of our total revenue for fiscal year 2010, as compared to US$45.4 million, or 10.6% of our total revenue for fiscal year 2009. This increase was mainly due to our efforts to expand product penetration into new markets and acceptance of our high value added anti-septic and anti-fingerprint products in international markets.

Gross Profit. Gross profit for the 2010 fiscal year was US$32.8 million, or 6.9% of revenue, compared to US$36.3 million, or 8.4% of revenue during the same period last year.  The decrease in gross margin was mainly attributable to higher production costs caused by a larger proportion of smaller orders we received in fiscal year 2010. Further, lower capacity utilization ratio of our new HDG production lines also adversely affected the gross margin.

General and Administrative Expenses. General and administrative expenses increased US$0.9 million to US$6.4 million, or 1.3% of revenue, in fiscal year 2010 from US$5.5 million, or 1.3% of revenue, in fiscal year 2009.

Selling Expenses. Selling expenses increased 72.3%, to US$8.1 million, or 1.7% of total revenue, in fiscal year 2010 from US$4.7 million, or 1.1% of total revenue, in fiscal year 2009. The increase was mainly attributable to the rising costs of international sales.
The Company increased efforts on marketing and product promotion in the first fiscal quarter of 2010. In addition, transportation costs increased in the second half of fiscal year 2010 due to the increased percentage of international sales and freight costs..

Income from Operations. Income from operations in fiscal 2010 was US$18.4 million, a 29.8% decrease compared to US$26.2 million during the same period last year.

Net Income. Net income was US$11.3 million, or US$0.29 per diluted share, a decrease of 40.8%, compared to net income of US$18.7 million, or US$0.49 per diluted share, during the same period last year.

Financial Condition and Liquidity

The Company's cash, restricted cash and cash equivalents as of June 30, 2010 were US$61.7 million, compared to US$75.5 million as of June 30, 2009.  As of June 30, 2010, the Company had working capital of approximately US$100.1 million. Stockholders' equity increased 7.9% to US$170.8 million, compared to US$158.3 million as of June 30, 2009.

In September 2010, Sutor established a non-binding strategic cooperation framework with China Construction Bank. With the cash and cash equivalents on the balance sheet and existing lines of credit, the management expects to have sufficient liquidity to carry out normal operations in fiscal year 2011.

Conference Call Information

Sutor's management will host an earnings conference call today, September 28, 2010, at 9:00 a.m. Eastern time. Listeners may access the call by dialing US: +1-877-847-0047, CN: 800 876 5011, HK +852 30068101, access code: SUTR. A recording of the call will be available shortly after the call for through October 28, 2010. Listeners may access it by dialing US: +1-866-572-7808, CN: 800 876 5013, HK: +852 3012 8000 access code: 480651.

Functional Currency and Translating Press Release

The functional currency of the Company is the Chinese Yuan Renminbi ("RMB"); however, the accompanying financial information has been expressed in United States Dollars ("USD").  The accompanying consolidated balance sheets have been translated into USD at the exchange rates prevailing at each balance sheet date.  The accompanying consolidated statements of operations and cash flows have been translated using the weighted-average exchange rates prevailing during the periods of each statement.  Transactions in the Company's equity securities have been recorded at the exchange rate existing at the time of the transaction.

About Sutor Technology Group Limited

Sutor (Nasdaq: SUTR) is a leading China-based manufacturers and distributors of high end fine finished steel products and welded steel pipes used by a variety of downstream applications. The Company utilizes a variety of in-house developed processes and technologies to convert steel manufactured by third parties into fine finished steel products, including hot-dip galvanized steel, pre-painted galvanized steel, acid-pickled steel, cold-rolled steel and welded steel pipe products. To learn more about the Company, please visit http://www.sutorcn.com/en/index.php.

Forward-Looking Statements

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements.  Such statements include, among others, those concerning our expected financial performance, liquidity and strategic and operational plans, our future operating results, our expectations regarding the market for our products, our expectations regarding the steel market,, as well as all assumptions, expectations, predictions, intentions or beliefs about future events.  You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements.  These risks and uncertainties include, but not limited to, the factors mentioned in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended June 30, 2010, and other risks mentioned in our other reports filed with the Securities Exchange Commission, or SEC.  Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.  The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements.  The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

For more information, please contact:

Mr. Jason Wang, Director of IR
Sutor Technology Group Limited
Tel: +86-512-5268-0988
Email: investor_relations@sutorcn.com

Financial Tables:

Sutor Technology Group Limited And Subsidiaries Consolidated Balance Sheets

	June 30,	June 30,
	2010	2009

ASSETS
Current Assets:
Cash and cash equivalents	$13,336,736	$10,653,438
Restricted cash	48,315,962	64,811,741
Trade accounts receivable, net of allowance for doubtful accounts of $498,620 and $816,268, respectively	10,913,736	12,107,602
Other receivables	929,507	463,916
Advances to suppliers, related parties	96,776,181	76,391,552
Advances to suppliers, net of allowance of $542,490 and $816,268, respectively	8,304,246	25,039,763
Inventory, net of allowance for impairment of $102,028 and $0, respectively	40,179,358	44,163,502
Notes receivable	73,437	178,237
Deferred income taxes	329,414	397,998

Total Current Assets	219,158,577	234,207,749

Property and Eqipment, net of accumulated depreciation of $25,914,352 and $18,799,673, respectively	70,018,522	77,242,707
Intangible Assets, net of accumulated amortization of $415,178 and $345,130, respectively	2,995,488	3,047,498

TOTAL ASSETS	$292,172,587	$314,497,954

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$23,954,009	$40,183,304
Advances from customers	6,769,481	18,805,901
Other payables and accrued expenses	4,688,324	3,810,075
Other payables - related parties	352,495	140,252
Short-term notes payable	82,128,484	80,232,845
Short-term notes payable - related parties	587,492	9,900,727

Total Current Liabilities	118,480,285	153,073,104
Long-Term Notes Payable	2,859,995	2,859,995
Long-Term Notes Payable - Related Parties	-	249,996
Total Liabilities	121,340,280	156,183,095

Stockholders' Equity
Undesignated preferred stock - $0.001 par value; 1,000,000 shares authorized; no shares outstanding	-	-
Common stock - $0.001 par value; 500,000,000 shares authorized, 40,715,602 and 37,955,602 shares outstanding, respectively	40,715	37,955
Additional paid-in capital	42,465,581	42,233,307
Statutory reserves	12,629,151	12,601,921
Retained earnings	96,164,928	84,865,780
Accumulated other comprehensive income	19,531,932	18,575,896
Total Stockholders' Equity	170,832,307	158,314,859
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$292,172,587	$314,497,954

The accompanying notes are an integral part of the condensed consolidated financial statements.

Sutor Technology Group Limited And Subsidiaries Consolidated Statements of Operations And Comprehensive Income

	For The Years Ended
	June 30
	2010	2009

Revenue:
Revenue	$234,633,835	$238,043,282
Revenue from related parties	244,053,884	191,710,186
	478,687,719	429,753,468

Cost of Revenue
Cost of revenue	216,663,282	185,988,885
Cost of revenue from related party sales	229,216,965	207,458,120
	445,880,247	393,447,005

Gross Profit	32,807,472	36,306,463

Operating Expenses:

Selling expense	8,066,336	4,668,095
General and administrative expense	6,358,399	5,484,802

Total Operating Expenses	14,424,735	10,152,897
Income from Operations	18,382,737	26,153,566

Other Income (Expense):
Interest income	1,106,114	1,502,168
Other income	448,465	229,602
Interest expense	(5,840,518)	(6,064,680)
Other expense	(366,926)	(729,302)
Total Other Income (Expense)	(4,652,865)	(5,062,212)

Income Before Taxes	13,729,872	21,091,354
Provision for income taxes	(2,403,494)	(2,412,243)

Net Income	$11,326,378	$18,679,111

Basic and Diluted Earnings per Common Share	$0.29	$0.49

Basic Weighted Shares Outstanding	38,804,588	37,955,602
Diluted Weighted Shares Outstanding	38,806,363	37,955,602

Net Income	$11,326,378	$18,679,111
Foreign currency translation adjustment	956,036	587,942
Comprehensive Income	$12,282,414	$19,267,053

Sutor Technology Group Limited And Subsidiaries Consolidated Statements of Cash Flows

	For The Years Ended
	June 30
	2010	2009
Cash Flows from Operating Activities:
Net income	$11,326,378	$18,679,111
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	7,117,592	6,299,498
Deferred income taxes	70,410	(107,829)
Stock based compensation	36,663	-
Loss (gain) on sale of assets	3,550	(161,458)
Changes in current assets and liabilities:
Trade accounts receivable, net	1,253,074	143,247
Other receivable, net	(461,222)	389,688
Advances to suppliers	16,863,747	16,158,584
Inventories	4,201,631	19,893,366
Accounts payable	(14,370,322)	(40,565,903)
Advances from customers	(12,085,352)	(1,986,380)
Other payables and accrued expenses	716,464	(283,571)
Other payables - related parties	351,048	-
Advances to suppliers - related parties	(19,856,665)	(16,535,974)
Net Cash Provided By (Used in) Operating Activities	(4,833,004)	1,922,379

Cash Flows from Investing Activities:
Changes in notes receivable	105,314	7,301
Purchase of property and equipment, net of value added tax refunds received	(1,519,153)	(17,433,620)
Proceeds from sale of assets	-	783,033
Net change in restricted cash	16,771,227	(2,247,589)
Net Cash Provided By (Used in) Investing Activities	15,357,388	(18,890,875)

Cash Flows from Financing Activities:
Proceeds from issuance of notes payable	100,047,386	116,797,110
Payments on notes payable	(97,999,281)	(102,544,496)
Proceeds from issuance of notes payable - related parties	199,932	3,354,441
Payments on notes payable - related parties	(10,352,520)	(2,520,812)
Distribution to certain shareholders in connection with the reorganization of Ningbo	(6,615,825)	-
Net proceeds from issuance of common stock and warrants	6,814,196	-
Proceeds from issuance of notes payable - principal shareholder	-	-
Net Cash (Used in) Financing Activities	(7,906,112)	15,086,243

Effect of Exchange Rate Changes on Cash	65,026	41,352

Net Change in Cash	2,683,298	(1,840,901)
Cash and Cash Equivalents at Beginning of Year	10,653,438	12,494,339
Cash and Cash Equivalents at End of Year	$13,336,736	$10,653,438

Supplemental Non-Cash Financing Activities
Offset of notes payable to related party against receivable from related parties (Note 6)	$9,687,935	$-

Supplemental Cash Flow Information
Cash paid during the year for interest	$5,305,877	$4,330,148
Cash paid during the year for income taxes	$1,761,019	$3,131,154